SECURITIES AND EXCHANGE COMMISSION

                               WASHINGTON, D.C.  20549



                                       FORM 8-K

                                    CURRENT REPORT

                          PURSUANT TO SECTION 13 OR 15(d) OF
                         THE SECURITIES EXCHANGE ACT OF 1934




          Date of Report (date of
          earliest event reported):               February 14, 1994


                            PENNSYLVANIA ELECTRIC COMPANY
                  (Exact name of registrant as specified in charter)


             Pennsylvania           1-3522              25-0718085
          (State or other          (Commission         (IRS employer
          jurisdiction of          file number)        identification no.)
          incorporation)




          1001 Broad Street, Johnstown, Pennsylvania               15907
           (Address of principal executive offices)              (Zip Code)




          Registrant's telephone number, including area code: (814) 533-8111
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          ITEM 5.   OTHER EVENTS.

                    On February 14, 1994, General Public Utilities Corpora-

          tion ("GPU") announced  plans to realign its  corporate structure in response  to increasing  competition in  the electric  utility industry.

                    The corporate  realignment  program  will  involve  the

          formation of a new subsidiary,  GPU Generation Corporation, which will  operate and  maintain  the  fossil-fuel  and  hydroelectric generating  facilities owned  and/or operated  by GPU's  electric operating  subsidiaries, Jersey  Central Power  & Light  Company,

          Metropolitan Edison Company  ("Met-Ed") and Pennsylvania Electric

          Company ("Penelec").  GPU Generation would also construct the new generation facilities needed by these subsidiaries in the future.

          GPU  will  continue  its  involvement  in the  independent  power generation market through its Energy Initiatives subsidiary.  The second  element  of  the  realignment  program will  combine  the remaining functions of  GPU's Pennsylvania electric Subsidiaries,

          Met-Ed  and Penelec.    The combined  operation  would be  accom-

          plished without a  merger of  the corporate entities.   GPU  will

          also review other areas of  its business, including the  System's workforce and the role of GPU Service Corporation, as part of the realignment program.

                    The program, which  in certain respects, is  subject to

          various regulatory reviews and approvals  is, together with other cost reduction  initiatives, expected  to result  in annual  cost reduction  savings of  approximately $80  million by  the end  of

          1996.



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                    A copy of GPU's  related news release is annexed  as an

          exhibit.

          ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

                    (b)  Exhibits.

                         1.   GPU News Release, dated February 14, 1994.














































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                                      SIGNATURE



                    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES EXCHANGE

          ACT  OF 1934, THE  REGISTRANT HAS DULY  CAUSED THIS  REPORT TO BE

          SIGNED  ON  ITS   BEHALF  BY   THE  UNDERSIGNED  THEREUNTO   DULY

          AUTHORIZED.


                                        PENNSYLVANIA ELECTRIC COMPANY


                                        By:______________________________
                                             Don W. Myers, Vice President
                                             and Treasurer


          Date:  February 16, 1994
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